Exhibit 99

MutualFirst Financial, Inc. and Marion Capital Holdings, Inc. Complete Merger

       Muncie, Indiana - December 8, 2000 - MutualFirst Financial, Inc. (Nasdaq: MFSF) ("MutualFirst"), the holding company for Mutual Federal Savings Bank, and Marion Capital Holdings, Inc. (Nasdaq: MARN) ("Marion"), the holding company for First Federal Saving Bank of Marion, today announced the completion of their merger. Marion shareholders will receive 1.862 shares of MutualFirst common stock for each share of Marion common stock with fractional shares paid in cash. Marion shareholders will be receiving information in the mail on the exchange of their Marion common stock within the next two weeks.

        Mutual Federal Savings Bank currently serves Delaware, Randolph, and Kosciusko counties through its main office and thirteen branch offices. "This strategic alliance will allow Mutual Federal Savings Bank to expand its presence into Grant County with three offices serving the Marion and Gas City markets," noted R. Donn Roberts, President and Chief Executive Officer of MutualFirst.

       Steven L. Banks, President and Chief Executive Officer of Marion reiterated his enthusiasm for the merger, stating, "Marion and MutualFirst complement each other extraordinarily well, and Marion customers will continue to receive the same high quality of service. The merger will expand product and service offerings to Marion customers, and provide additional, convenient banking offices."

        MutualFirst also announced that Steven L. Banks, John M. Dalton, Jon R. Marler and Jerry D. McVicker have been named to the MutualFirst Board of Directors upon closing.

        FORWARD LOOKING STATEMENTS

       When used in this press release or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "significantly" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Marion and MutualFirst wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors could affect the combined banking operations' financial performance and could cause the combined companies' actual results for future periods to differ materially from those anticipated or projected.

        Marion and MutualFirst do not undertake, and specifically disclaim, any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated events or circumstances after the date of such statements.

CONTACT:        MutualFirst Financial, Inc.
                            R. Donn Roberts
                            President & Chief Executive Officer
                             Phone: (765) 747-2800

                            Marion Capital Holdings, Inc.
                             Steven L. Banks
                            President & Chief Executive Officer
                             Phone: (765) 664-0556